PRICING SUPPLEMENT NO. 2 DATED MAY 7, 1998                        Rule 424(b)(3)
                                                              File Nos. 33-51163
                                                                       333-09115

(To Prospectus dated August 9, 1996
 as supplemented by a Prospectus
 Supplement dated September 4, 1996)

                                   PACIFICORP

                      Secured Medium-Term Notes, Series H
                       (A Series of First Mortgage Bonds)

          Due From Nine Months to One Hundred Years from Date of Issue


Issue Price (as a percentage of             Interest Rate/Initial
  Principal Amount):           99.678%*       Initial Rate:               6.375%
                    -------------------                    ---------------------
Principal Amount:         $200,000,000      Interest Payment
                 ----------------------       Dates:      May 15 and November 15
Issue Date:               May 12, 1998              ----------------------------
           ----------------------------     Regular Record
Maturity Date:            May 15, 2008        Dates:     April 30 and October 31
              -------------------------             ----------------------------
                                            Interest Reset
                                              Dates:
                                                    ----------------------------
                                            Index Maturity:
                                                           ---------------------
  X   Fixed Rate Notes                      Spread:
-----                                              -----------------------------
      Commercial Paper Notes                Spread Multiplier:
-----                                                         ------------------
      Libor Notes                           Maximum Interest Rate:
-----                                                             --------------
      Treasury Rate Notes                   Minimum Interest Rate:
-----                                                             --------------
                                            Specified Currency (if other
                                              than U.S. Dollars):
                                                                 ---------------

                                              ----------------------------------

Redemption:

     Check blank opposite applicable sentence.

              The Notes cannot be redeemed prior to Maturity.
        -----
          X   The Notes may be redeemed prior to Maturity.
        -----

Terms of Redemption:  SEE ATTACHMENT 1 FOR REDEMPTION TERMS

Additional Terms:

Under the terms of a Terms Agreement dated May 7, 1998, PacifiCorp has agreed to sell to each of Salomon Brothers Inc and Goldman, Sachs & Co. (the "Purchasers"), and each of the Purchasers has agreed, severally and not jointly, to purchase from PacifiCorp, $100,000,000 principal amount of the Notes offered hereby at a purchase price equal to 99.028% of the principal amount thereof. The Purchasers are committed to take and pay for all of such Notes, if any are taken. The Purchasers propose to offer such Notes in part directly to the public at the Issue Price set forth above, and in part to certain securities dealers at such Issue Price less a concession of .40% of the principal amount of such Notes. The Purchasers may allow, and such dealers may reallow, a concession not to exceed .25% of the principal amount of such Notes to certain brokers and dealers. After such Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Purchasers.

--------------

* Plus accrued interest, if any, from the date of issuance.

                            ATTACHMENT 1 TO PRICING
                                SUPPLEMENT DATED
                                  MAY 7, 1998

     The Notes will be redeemable at the option of the Company in whole at any time, or in part from time to time, on any date on or after the Initial Redemption Date specified therein and prior to the Maturity Date, upon not less than thirty (30) nor more than sixty (60) days' notice (which may be made subject to the deposit of the redemption moneys with the Trustee on or before the date fixed for redemption), at the Redemption Price (capitalized terms used but not otherwise defined in this Attachment 1 shall have the meanings ascribed thereto in the Note).

     The Redemption Price shall be equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon discounted from their respective scheduled due dates to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points, together with in each accrued interest to the date fixed for redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means Salomon Brothers Inc or, if such firm is unwilling or unable to selelct the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Goldman, Sachs & Co. and Salomon Brothers Inc, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.